EXHIBIT 99.1
ZAP Jonway Announces Leadership Change

SANTA ROSA, California – June 6, 2012 – ZAP Jonway (OTC BB: ZAAP), a manufacturer of gasoline and new energy electric vehicles (EVs), announced Steve Schneider is no longer Co-Chief Executive Officer of ZAP Jonway’s US operations effective today. Alex Wang, Co-Chief Executive Officer of ZAP Jonway’s China operations, will undertake the role overseeing the U.S. operations on an interim basis as the Board of Directors searches for a replacement to manage the U.S. and international operations.  Meanwhile, the Board of Directors plans to engage a high-level experienced industry advisor to guide the company and support Alex Wang in launching sales and marketing of the Electric Vehicle A380 SUV, which goes into production this summer, and the new gasoline minivan that just went into production and was announced last week.

About ZAP Jonway

ZAP Jonway combines the attributes of both companies, ZAP and Jonway Automobile, to design and manufacture quality, affordable gasoline and new energy electric vehicles (EVs). With Jonway Automobile’s established ISO 9000 manufacturing facilities, research and development and sales and customer services facilities in China, ZAP Jonway is well positioned to scale up production and sales for both gasoline and EVs for China and the international markets.  ZAP, an early pioneer of EVs, brings to the new combined company a broad range of EV design experience that is being applied to new product lines.  ZAP Jonway is focused on addressing on EV fleets targeting city delivery trucks and vans used by university campuses, government and corporate markets in China and the United States, while utilizing its gasoline vehicle production quantities to gain economy of scale through its common vehicle parts and platforms. ZAP Jonway benefits from the established China dealership and customer support network developed by Jonway Automobile for its China sales and services.  ZAP Jonway is headquartered in Santa Rosa, California and its production facility is located in Zhejiang Province of the People’s Republic of China. Additional information about ZAP Jonway is available at http://www.zapworld.com.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in ZAP's periodic reports filed with the Securities and Exchange Commission.

Investor Contact:
Becky Herrick
LHA
+1-415-433-3777
bherrick@lhai.com